Exhibit 3.1

AMENDMENT NO. 1 TO THE
EIGHTH AMENDED AND RESTATED BYLAWS
OF
BLACK CREEK DIVERSIFIED PROPERTY FUND INC.

Pursuant to Article XIII of the Eighth Amended and Restated Bylaws (“Bylaws”) of Black Creek Diversified Property Fund Inc. (the “Corporation”), the Bylaws of the Corporation are hereby amended by adding the following sentence to the end of Article XIV:

The provisions of this Article XIV do not apply to claims brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.